UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 12, 2019

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2019, Vincent J. Mullarkey notified NetScout Systems, Inc. (the “Company”) of his intent to resign in connection with his retirement, effective on February 19, 2019, from his position as a member of the Board of Directors of the Company. Mr. Mullarkey’s decision to resign was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 19, 2019, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, increased the size of the Board to nine members and appointed Vivian Vitale and Michael Szabados as Class I Directors. Ms. Vitale and Mr. Szabados will serve until the 2021 annual meeting of stockholders or until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal. The Board determined that Ms. Vitale is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC and the Securities and Exchange Commission. As of the date of this report, it has not been determined to which committees of the Board, if any, Ms. Vitale will be named. Mr. Szabados is the Company’s Chief Operating Officer and does not qualify as an independent director. In connection with his appointment to the Board, Mr. Szabados was also named the Company’s Vice Chairman.

Ms. Vitale, age 65, currently operates Vivian Vitale Consulting, which is focused on assisting organizations with people management practices, organizational transitions, and leadership coaching. In her most recent corporate role, Ms. Vitale served as Executive Vice President of Human Resources at Veracode, an application security leader that was acquired by CA Technologies in 2017. Ms. Vitale’s experience also includes executive HR leadership positions at successful, fast-growing high technology companies including Unica (acquired by IBM), Care.com, and RSA Security (acquired by EMC). She also serves as a Director of Vera3, an investment firm, and participates on the Advisory Board of Surprise HR, an early stage company focused on innovative employee recognition solutions.

Michael Szabados, age 66, has served as NetScout’s Chief Operating Officer since April 2007. In this role, Mr. Szabados is focused on executing NetScout’s vision and strategy. During his tenure, he has been critical in helping lead NetScout’s key functional areas as NetScout more than doubled in size. During his tenure, NetScout successfully completed and integrated six acquisitions before the 2015 $2.3 billion acquisition of the Danaher Communications Business. His career at NetScout began in 1997 when he joined the Company as vice president, marketing, charged with increasing the Company’s overall visibility and market awareness. His responsibilities expanded in 2001 to encompass product development, manufacturing and customer support when he was promoted to Senior Vice President, Product Operations. He served as President, Service Assurance Business Unit from 2017-2019. A veteran of the enterprise networking industry, Mr. Szabados held senior leadership roles with companies including UB Networks, SynOptics/Bay Networks and MIPS Corporation following engineering and product management roles at Intel Corporation and later at Apple.

Ms. Vitale will receive compensation as non-employee director in accordance with the Company’s non-employee director compensation practices, as described in the Company’s Summary of Non-Employee Director Compensation, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2018, prorated based on the commencement of Ms. Vitale’s board service and the annual meeting date. On February 19, the Board granted Ms. Vitale 3,970 restricted stock units. 100% of the shares underlying the restricted stock units shall vest on the date of the Company’s 2019 annual meeting of stockholders provided that Ms. Vitale attends, in the aggregate, at least 75% of all Board and committee meetings of which she is a member. If such attendance requirements are not met, 100% of the shares underlying the restricted stock units shall vest on the third anniversary of the date of grant. Mr. Szabados will not receive additional consideration in connection with his service on the Board.

In connection with Ms. Vitale’s appointment to the Board, the Company intends to enter into its standard director and officer indemnification agreement with Ms. Vitale. Mr. Szabados is already a party to the director and office indemnification agreement. Such agreement requires the Company, under the circumstances and to the extent provided for therein, to indemnify Mr. Szabados and Ms. Vitale, as the case may be, to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by either of them as a result of either of them being made a party to certain actions, suits, proceedings and other actions by reason of the fact that either of them is or was a director of the Company.

Neither Mr. Szabados nor Ms. Vitale were selected by the Board to serve as a director pursuant to any arrangement or understanding with any person, nor has either of them engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Jean Bua Executive Vice President and Chief Financial Officer

Date: February 19, 2019